CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated February 21, 2008, relating to the financial statements and financial highlights of BlackRock Legacy Large Cap Growth Portfolio and the FI Large Cap Portfolio, each a series of Metropolitan Series Fund, Inc., appearing in the Annual Report on Form N-CSR of Metropolitan Series Fund, Inc. for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 14, 2008